EXHIBIT 11
         EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                    Three Months Ended
                                                         March 31,
                                                    1996          1995


NET INCOME (LOSS)                            $ (2,490,000)   $    120,000

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                     51,853,000     45,947,000
COMMON STOCK EQUIVALENT SHARES
  ASSUMED TO BE ISSUED FOR DILUTIVE
  STOCK OPTIONS AND WARRANTS                           ---      2,891,000

TOTAL WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                                   51,853,000     48,838,000


EARNINGS (LOSS) PER COMMON SHARE             $       (0.05)  $       0.00















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